Exhibit 11.1

CytRx Corporation
Computation of Loss Per Share
For the Years Ended December 31, 1995, 1994 and 1993

							  1995            1994            1993
						   -----------      ----------      ----------
COMPUTATION OF NET LOSS PER SHARE - PRIMARY
Net loss                                          $(10,652,582)    $(7,700,186)    $(3,228,600)
						    ==========       =========       =========
Average number of common shares outstanding          7,905,364       7,893,962       7,878,415
Common shares issuable assuming exercise of
stock options and warrants <F1>                              0               0               0
						    ----------       ---------       ---------
Total shares                                         7,905,364       7,893,962       7,878,415
						    ==========       =========       =========
Net loss per share                                      $(1.35)         $(0.98)         $(0.41)
						    ==========       =========       =========

COMPUTATION OF NET LOSS PER SHARE - FULLY DILUTED
Net loss                                          $(10,652,582)    $(7,700,186)    $(3,228,600)
						    ==========       =========       =========
Average number of common shares outstanding          7,905,364       7,893,962       7,878,415
Common shares issuable assuming exercise of
stock options and warrants  <F1>                             0               0               0
						    ----------       ---------       ---------
Total shares                                         7,905,364       7,893,962       7,878,415
						    ==========       =========       =========
Net loss per share                                      $(1.35)         $(0.98)         $(0.41)
						    ==========       =========       =========

<F1>
Stock options and warrants outstanding are excluded from the computation of net loss per share since their effect would be anti-dilutive.